Exhibit 4.2

Southern California Gas Company

OFFICERS’ CERTIFICATE

(Pursuant to Sections 201 and 301 of the Indenture)

September 21, 2020

The undersigned, Scott D. Drury, Chief Executive Officer, and Mia L. DeMontigny, Vice President, Controller, Chief Financial Officer, Chief Accounting Officer and Treasurer, respectively, of Southern California Gas Company, a California corporation (the “Company”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture dated as of September 21, 2020 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions set forth in the Indenture relating to the establishment of the terms of $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2023 (the “Notes”) and the form of certificate evidencing the Notes have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, certify that (1) the terms of the Notes were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of the Company at a meeting held on April 14, 2020 (collectively, the “Resolutions”) and such terms are as set forth in and incorporated by reference into Annex I hereto, (2) the form of certificate evidencing the Notes was established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto, (3) true, complete and correct copies of the Resolutions, which were duly adopted by the Board of Directors of the Company and are in full force and effect on the date hereof, are attached as exhibits to the Certificate of the Secretary of the Company of even date herewith, and (4) the form and terms of the Notes have been established pursuant to Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the terms of the Notes and the form of certificate evidencing the Notes, and relating to the execution, authentication and delivery of the Notes, have been complied with.

This certificate may be executed by the parties hereto in counterparts, each of which when so executed shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

1

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ Scott D. Drury
Scott D. Drury
Chief Executive Officer

/s/ Mia L. DeMontigny
Mia L. DeMontigny
Vice President, Controller, Chief Financial Officer, Chief Accounting Officer and Treasurer

[Officers’ Certificate — Indenture]

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture referred to in the Officers’ Certificate of which this Annex I constitutes a part.

(1)     One series of debt securities is established hereby and shall be known and designated as the “Floating Rate Notes due 2023” (hereinafter referred to as the “Securities,” “Securities of such series” or the “Notes”).

(2)     The aggregate principal amount of the Securities of such series which may be authenticated and delivered under the Indenture is limited to $300,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 304, 305, 306, 906 or 1106 of the Indenture and except for any Securities of such series which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture. However, such series of Securities may be re-opened by the Corporation for the issuance of additional Securities of the same series (so long as any such additional Securities of such series have the same form and terms (other than offering price, the date of original issuance and, if applicable, the date from which interest thereon shall begin to accrue and the first interest payment date), and carry the same right to receive accrued and unpaid interest, as the Securities of such series theretofore issued) and such additional Securities of such series shall form a single series under the Indenture with the Securities of such series theretofore issued; provided that such additional Securities of such series are fungible with the Securities of such series theretofore issued for United States Federal income tax purposes; provided, however, that, notwithstanding the foregoing, such series of Securities may not be re-opened if the Corporation has effected defeasance or covenant defeasance with respect to the Securities of such series pursuant to Section 1302 or 1303, as applicable, of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture.

(3)     The Securities of such series are to be issued only as registered securities without coupons. The Securities of such series shall be issued in book-entry form and represented by one or more global Securities (the “Global Securities”) of such series, the initial depositary (the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

(4)     The Securities of such series shall be sold by the Corporation to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement dated September 14, 2020 among the Corporation and BMO Capital Markets Corp., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives of the Underwriters (the “Underwriting Agreement”), at a price equal to 99.650% of the principal amount of the Securities of such series, and the initial price to the public of the Securities of such series shall be 100.000% of the principal amount of the Securities of such series (plus accrued and unpaid interest, if any),

Annex I-1

and underwriting discounts and commissions shall be 0.350% of the principal amount of the Securities of such series.

(5)     The Securities of such series shall not be repayable or redeemable at the option of the Holders prior to the Stated Maturity of the principal of the Securities of such series (except as provided in Article V of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(6)     The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Securities of such series.

(7)     The Corporation hereby appoints the Trustee, acting through its Corporate Trust Office in the Borough of Manhattan, The City of New York, as the Corporation’s agent for the purposes specified in Section 1002 of the Indenture with respect to the Securities of such series; provided, however, subject to Section 1002 of the Indenture, the Corporation may at any time remove the Trustee as its office or agency in the Borough of Manhattan, The City of New York designated for such purposes with respect to the Securities of such series and may from time to time designate one or more other offices or agencies for such purposes and one or more other Places of Payment with respect to the Securities of such series and may from time to time rescind such designation, so long as the Corporation shall at all times maintain an office or agency for such purposes with respect to the Securities of such series in the Borough of Manhattan, The City of New York.

(8)     The Securities of such series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(9)     The principal of, premium, if any, and interest on the Securities of such series shall be payable in U.S. dollars.

(10)     The Securities of such series shall not be convertible into or exchangeable for other securities.

(11)     Anything in the Indenture or the Securities of such series to the contrary notwithstanding, payments of the principal of, premium, if any, and interest on the Global Securities of such series shall be made by wire transfer to the Depositary or its nominee or to any successor Depositary or nominee, whichever shall be the registered Holder of such Global Securities of such series from time to time.

(12)     To the extent that any provision of the Indenture or the Securities of such series provides for the payment of interest on overdue principal of, premium, if any, or interest on, the Securities of such series, then, to the extent permitted by law, interest on such overdue principal, premium, if any, and interest shall accrue at the rate of interest borne by the Securities of such series from time to time.

(13)     The Securities of such series shall have such other terms and provisions as are set forth in the form of certificate evidencing the Securities of such series attached as Annex II to the Officers’ Certificate of which this Annex I constitutes a part (the “Form of Note”), all of which

Annex I-2

terms and provisions are incorporated by reference in and made a part of this Annex I as if set forth in full herein.

(14) As used in the Indenture with respect to the Securities of such series and in the certificates evidencing the Securities of such series, all references to “premium” on the Securities of such series shall mean any amounts (other than accrued interest) payable upon the redemption of any Securities of such series in excess of 100% of the principal amount of such Securities.

(15) Neither the Trustee nor any Paying Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of LIBOR (or other applicable Benchmark (as defined in the Form of Note)), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or Benchmark Replacement Date (as such terms are defined in the Form of Note), (ii) to select, determine or designate any alternative reference rate or Benchmark Replacement (as defined in the Form of Note), or other successor or replacement benchmark index, or to determine whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any Benchmark Replacement Adjustment (as defined in the Form of Note), or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes (as defined in the Form of Note) are necessary or advisable, if any, in connection with any of the foregoing.

Neither the Trustee nor any Paying Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in the Indenture as a result of the unavailability of LIBOR (or other applicable Benchmark) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other Person, including without limitation any Designee (as defined in the Form of Note), in providing any direction, instruction, notice or information required or contemplated by the terms of the Notes or the Calculation Agreement (as defined in the Form of Note) and reasonably required for the performance of such duties.

Neither the Trustee nor any Paying Agent shall be responsible or liable for the actions or omissions of the Corporation or any Designee or any failure or delay in the performance of their duties or obligations in relation to the determination of the interest rate on the Notes, nor shall the Trustee or any Paying Agent be under any obligation to oversee or monitor such performance of the Corporation or any Designee; and each of the Trustee and each Paying Agent shall be entitled to rely conclusively upon any determination made, and any instruction, notice, officers’ certificate or other instrument or information provided, by the Corporation in accordance with the notice provisions of the Indenture or the Designee, without independent verification, investigation or inquiry of any kind by the Trustee or Paying Agent.

If the Corporation appoints a Designee or any successor or replacement Designee, it shall promptly notify the Trustee and any Paying Agent of such appointment in accordance with the notice provisions of the Indenture, and neither the Trustee nor any Paying Agent shall treat any third party as a Designee with respect to the Notes until any such notice is given. Neither the Trustee nor any Paying Agent shall be under any duty to succeed to, assume or otherwise perform any of the duties of any Designee, or to appoint a successor or replacement in the event of any Designee’s resignation or removal, or to remove and replace any Designee in the event of a default,

Annex I-3

breach or failure of performance on the part of the Designee with respect to its duties and obligations under the terms of the Notes.

Annex I-4

ANNEX II

Form of Certificate Evidencing the Floating Rate Notes due 2023

Annex II-1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOUTHERN CALIFORNIA GAS COMPANY

Floating Rate Notes due 2023

$[●]
No. [●]	CUSIP No. 842434 CV2
ISIN No. US842434CV28

Southern California Gas Company, a corporation duly organized and existing under the laws of the State of California (herein called the “Corporation,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [●], or registered assigns, the principal sum of [●] Dollars ($[●]) on September 14, 2023 (the “Maturity Date”), and to pay interest thereon from September 21, 2020 (the “Original Issue Date”) or from the most recent date to which interest has been paid or duly provided for on the Securities (as defined on the reverse hereof) of this series, quarterly in arrears on March 14, June 14, September 14 and December 14 of each year (each, an “Interest Payment Date”), beginning on December 14, 2020, and on the Maturity Date at the Applicable Rate (as defined below), until the principal hereof is paid or made available for payment, provided that any principal hereof or (to the extent that the payment of such interest shall be legally enforceable) premium, if any, or interest hereon which is not paid when due shall bear interest at the Applicable Rate from the respective dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand; and provided, further that if any Interest Payment Date (other than (a) the Interest Payment Date falling on the Maturity Date of the Securities of this series and (b) any Interest Payment Date falling on a Redemption Date for the Securities of this series, provided that this clause (b) shall only be applicable to the Securities of this series that are being redeemed on such Redemption Date and not to any Securities of this series that are not being redeemed on such Redemption Date) is not a Floating Rate Business Day (as defined below), such Interest Payment Date will be moved to, and will be, the immediately succeeding Floating Rate Business Day, except that if such immediately succeeding Floating Rate Business Day is in the immediately succeeding calendar month, such Interest Payment Date (other than (a) the Interest Payment Date falling on the Maturity Date of the Securities of this series and (b) any Interest Payment Date falling on a Redemption Date for the Securities of this series, provided that this clause (b) shall only be applicable to the Securities of this series that are being redeemed on such Redemption Date and not to any Securities of this series that are not being redeemed on such Redemption Date) will be moved to, and will be, the immediately preceding Floating Rate Business Day. If the Maturity Date or any Redemption Date of the Securities of this series is not a Floating Rate Business Day, the Corporation will pay interest, principal and premium, if any, due on the Maturity Date or such Redemption Date, as the case may be, on the immediately succeeding day that is a Floating Rate Business Day as if such payment were made on the date such payment was originally due, and no interest will accrue on the amounts so payable for the period from and after the Maturity Date or such Redemption Date, as the case may be, to the immediately succeeding Floating Rate Business Day.

Annex II-2

The term “Applicable Rate” means the per annum interest rate on the Securities of this series, determined as provided below, as in effect from time to time.

This Security will bear interest for each Interest Period (as defined below) at a per annum rate determined by the Calculation Agent (as defined on the reverse hereof) or, in certain circumstances described below, by the Corporation or its designee (which may be an independent financial advisor or any other entity the Corporation designates (any of such entities, a “Designee”)). The interest rate on this Security for the period from and including the Original Issue Date to, but excluding, the Interest Payment Date falling in December 2020 will be a per annum rate equal to the 3 Month LIBOR Rate (as defined below), determined as of the second London Banking Day (as defined below) immediately preceding the Original Issue Date, plus 35 basis points (the “Margin”). Subject to the provisions set forth below, interest on this Security will be reset on each Interest Payment Date (each of these dates is also called an “Interest Reset Date”), beginning with the Interest Reset Date falling in December 2020, and will be a per annum rate equal to the 3 Month LIBOR Rate, determined as of the second London Banking Day immediately preceding the applicable Interest Reset Date, plus the Margin. The interest rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application or lower than 0.00%.

Interest payable on any Interest Payment Date or Redemption Date or on the Maturity Date of this Security shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for on the Securities of this series (or from and including the Original Issue Date if no interest has been paid or duly provided for on the Securities of this series) to, but not including, such Interest Payment Date or Redemption Date or the Maturity Date, as the case may be.

The 3 Month LIBOR Rate will be determined by the Calculation Agent in accordance with the following provisions:

“3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable Interest Reset Date which appears on the Bloomberg page BBAM (as defined below) or, if such page is not available, on the Reuters Screen LIBOR01 Page (as defined below), in each case at approximately 11:00 a.m., London time, on the second London Banking Day prior to such Interest Reset Date (the second London Banking Day prior to any Interest Reset Date being referred to as an “Interest Determination Date”). If the 3 Month LIBOR Rate cannot be determined as provided in the immediately preceding sentence, on such Interest Determination Date, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market for a period of three months commencing on such Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, or, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, the 3 Month LIBOR Rate commencing as of such Interest Reset Date will remain the 3 Month LIBOR Rate determined as of the Interest Determination Date for the immediately preceding Interest Reset Date. Solely for purposes of this paragraph, the term “Interest Reset Date” shall be deemed to include the Original Issue Date.

Notwithstanding the immediately preceding paragraph, if the Corporation (or its Designee) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (as defined below) have occurred with respect to three month U.S. dollar LIBOR (or the then-current Benchmark (as defined below), as applicable), then the provisions set forth below under “Effect of Benchmark Transition Event,” which are referred to as the “benchmark transition provisions,” will thereafter apply to all determinations of the rate of interest payable on the Securities of this series. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Interest Period will be an annual rate equal to the sum

Annex II-3

of the Benchmark Replacement and the Margin. However, if the Corporation (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant Interest Determination Date, the interest rate for the applicable Interest Period will be equal to the interest rate for the immediately preceding Interest Period, as determined by the Corporation (or its Designee).

The term “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

The term “Floating Rate Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

The term “Bloomberg page BBAM” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page or such service (or any successor service) for the purpose of displaying the London Interbank Offered rate for U.S. dollar deposits.

The term “Reuters Screen LIBOR01 Page” means the display designated as Reuters page “LIBOR01” on the Reuters 3000 Xtra, or such other page as may replace the LIBOR01 page on that service or such other service as may be nominated for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered rate in the event IBA or its successor no longer does so.

U.S. Bank National Association will act as Calculation Agent for the Securities of this series until such time, if any, as the Corporation shall appoint a successor Calculation Agent in accordance with the terms of the Calculation Agreement (as defined on the reverse hereof). Promptly upon its determination of the interest rate for an Interest Period, the Calculation Agent will notify the Corporation, the Trustee and each Paying Agent, or, in certain circumstances described below, the Corporation or its Designee will notify the Corporation (if applicable), the Trustee and each Paying Agent, of the interest rate for the new Interest Period. The Calculation Agent or, in certain circumstances described below, the Corporation or its Designee, will, upon the request of the Holder of this Security, provide the interest rate then in effect on the Securities of this series. In no event will the initial Calculation Agent (U.S. Bank National Association) be the Designee. All calculations made by the Calculation Agent, or in certain circumstances described below, by the Corporation or its Designee, in the absence of manifest error shall be conclusive for all purposes and binding on the Corporation and the Holder of this Security.

All percentages resulting from any calculation of the interest rate with respect to the Securities of this series will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)); and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any interest rate for the Securities of this series less than 0.00% will be deemed to be 0.00% (or 0.0000).

The amount of interest for each day the Securities of this series are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect on the Securities of this series on that day by 360 and multiplying the result by the principal amount of the Securities of this series. The amount of interest payable on the Securities of this series on any Interest Payment Date or Redemption Date or the Maturity Date will be calculated by adding the Daily Interest Amounts for the Securities of this series for each day in the applicable Interest Period. The term “Interest Period” means the period beginning on, and including, an Interest Payment Date for the Securities of this series to, but excluding, the next succeeding Interest Payment Date or Redemption Date or the Maturity Date, as the case may be; provided that the initial Interest Period for the Securities of this series will be the period beginning on, and including, the Original Issue Date to, but excluding, the Interest Payment Date falling in December 2020. The amount of interest payable on the Securities of this series on any day, other than an Interest Payment Date or Redemption Date or the Maturity Date, on which interest on the Securities of this series is due and payable will be calculated by adding the Daily Interest Amounts for the Securities of this series for each day from and including the most recent date to which interest on the Securities of this series has been paid or duly provided for to but excluding the date such payment of interest is due.

Annex II-4

Neither the Trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of the Corporation or its Designee in connection with a Benchmark Transition Event or Benchmark Replacement.

The interest payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Floating Rate Business Day), immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date by virtue of having been such Holder and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days before the applicable Interest Payment Date by the Person entitled thereto. Notwithstanding the foregoing, so long as the Holder of this Security is the Depositary or its nominee, payment of the principal of (and premium, if any) and interest on this Security will be made by wire transfer of immediately available funds.

Effect of Benchmark Transition Event

Benchmark Replacement

If the Corporation (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities of this series in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes

In connection with the implementation of a Benchmark Replacement, the Corporation (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations

Any determination, decision or election that may be made by the Corporation (or its Designee) pursuant to this section “Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Corporation’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Securities of this series, shall become effective without consent from the Holders of the Securities of this series or any other party.

Certain Definitions

As used in this Security:

“Benchmark” means, initially, three month U.S. dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three month U.S. dollar LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Corporation (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark

Annex II-5

Replacement” means the first alternative set forth in the order below that can be determined by the Corporation (or its Designee) as of the Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of: (a) the alternate rate of interest that has been selected by the Corporation (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Corporation (or its Designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Corporation (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Securities of this series.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that the Corporation (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Corporation (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Corporation (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Corporation (or its Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a)	the date of the public statement or publication of information referenced therein and

(b)	the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

Annex II-6

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Corporation (or its Designee) in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2)

if, and to the extent that, the Corporation (or its Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Corporation (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three month U.S. dollar LIBOR, 11:00 a.m., London time, on the Interest Determination Date, and (2) if the Benchmark is not three month U.S. dollar LIBOR, the time determined by the Corporation (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

Annex II-7

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Provisions on Reverse; Authentication

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

Annex II-8

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

SOUTHERN CALIFORNIA GAS COMPANY

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

Annex II-9

(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 21, 2020 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Corporation and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

In connection with the issuance of the Securities of this series, the Corporation has entered into a Calculation Agent Agreement dated as of September 21, 2020 (as the same may be amended or supplemented from time to time and including any successor agreement thereto, the “Calculation Agreement”) with U.S. Bank National Association, as calculation agent (in such capacity herein called the “Calculation Agent,” which term includes any successor thereto under the Calculation Agreement).

The Securities of this series are not redeemable at the option of the Corporation prior to March 14, 2021. On and after March 14, 2021, the Corporation may, at its option, redeem the Securities of this series, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Securities of this series being redeemed, plus accrued and unpaid interest on the Securities of this series being redeemed to the Redemption Date.

If the Corporation redeems Securities of this series at its option, then, notwithstanding the foregoing, installments of interest on the Securities of this series that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date for the Securities of this series will be payable on that Interest Payment Date to the Holders thereof as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date, according to the terms of the Securities of this series and the Indenture.

The Corporation will mail notice of any redemption at least 30 days but not more than 60 days before the Redemption Date to each Holder of the Securities of this series to be redeemed. Once notice of redemption is mailed, the Securities of this series called for redemption will become due and payable on the Redemption Date at the applicable Redemption Price, plus accrued and unpaid interest to the Redemption Date, and will be paid upon surrender thereof for redemption. If the Corporation elects to redeem all or a portion of the Securities of this series, that redemption will not be conditional upon receipt by any Paying Agent or the Trustee of monies sufficient to pay the Redemption Price.

Unless the Corporation defaults in payment of the Redemption Price of any Securities of this series or portions thereof called for redemption, on and after the Redemption Date interest will cease to accrue on the Securities of this series or portions thereof called for redemption.

If less than all of the Outstanding Securities of this series are to be redeemed on any Redemption Date, the particular Securities of this series (or portions thereof) to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate or, in the case of Securities of this series represented by one or more Global Securities of this series registered in the name of a Depositary or its nominee, by such method of selection as may be required or permitted by the procedures of the Depositary; provided that the unredeemed portion of the principal amount of any Security of this series shall be an authorized denomination. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor in an aggregate principal amount equal to the unredeemed portion of the principal hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance of the entire indebtedness of this Security and covenant defeasance with respect to the Securities of this series, in each case at any time upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of and accrued and unpaid interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

Annex II-10

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the Securities of each series affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing, on behalf of the Holders of all Securities of such series, to waive, with certain exceptions, such past default with respect to such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 33% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, such Holder or Holders shall have offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has failed to institute any such proceeding, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Securities of this series at the time Outstanding. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and any premium and interest on this Security are payable. If this Security is presented or surrendered for registration of transfer or exchange, it shall (if so required by the Corporation or the Trustee) be duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

All terms used in this Security which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

Annex II-11

[End of Reverse of Security]

Annex II-12

ASSIGNMENT

For value received                      hereby sell(s) assign(s) and transfer(s) unto                      (Please insert social security or other Taxpayer Identification Number of assignee) the within Security, and hereby irrevocably constitutes and appoints                      attorney to transfer said Security on the books of the Corporation, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatever.

Annex II-13